UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                          RenaissanceRe Holdings, Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  G7496G 10 3
--------------------------------------------------------------------------------
                                 (CUSIP Number)


----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
CUSIP No. G7496G 10 3
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Trustees of General Electric Pension Trust
      I.R.S. #14-6015763
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |X|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      State of New York
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             0
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        0
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      0
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      0.0%
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      EP
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 12 pages

                                  SCHEDULE 13G
CUSIP No. G7496G 10 3
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      GE Investment Private Placement Partners I, Limited Patnership
      I.R.S. #06-1305217
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |X|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      State of Delaware
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             0
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        0
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      0
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      0.0%
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 12 pages

                                  SCHEDULE 13G
CUSIP No. G7496G 10 3
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      General Electric Company
      I.R.S. #14-0689340
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |X|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      State of New York
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             Disclaimed (See 9 below)
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        Disclaimed (See 9 below)
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      Beneficial ownership of all shares disclaimed by General Electric Company
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      Not applicable
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 12 pages

            INTRODUCTORY NOTE: This Amendment No. 1 to the Schedule 13G (the "Schedule") filed on February 13, 1996, on behalf of the Trustees of General Electric Pension Trust ("GEPT"), an employee pension fund subject to the Employee Retirement Income Security Act of 1974, and GE Investment Private Placement Partners I, a Delaware limited partnership ("GEIPPPI") in order to disclose GEPT's and GEIPPPI's respective holdings of shares of the Common Stock (the "Common Stock"), par value $1.00 per share, of RenaissanceRe Holdings, Ltd. (the "Company"). Over the calendar year 1996, all of the Common Stock held by GEPT and GEIPPPI was repurchased by the Company or exchanged for other securities of the Company. GEPT and GEIPPPI beneficially own no shares of Common Stock and expressly disclaim beneficial ownership of Common Stock owned by filing persons other than itself. GEPT and GEIPPPI also expressly disclaim that they are members of a "group". General Electric Company disclaims beneficial ownership of all shares and expressly disclaims that it is a member of a "group".

Item 1(a) Name of Issuer: RenaissanceRe Holdings, Ltd.

Item 1(b) Address of Issuer's Principal Executive Offices
          48 Church Street
          Sofia House
          Hamilton, Bermuda HM12

Item 2(a) Name of Person Filing:
          Trustees of General Electric Pension Trust
          GE Investment Private Placement Partners I, Limited Partnership The General Electric Company
          (See Schedules I and II)

Item 2(b) Address of Principal Business Office or, if none, Residence:

          The address of the principal offices of both
          Trustees of General Electric Pension Trust and GE Investment Private Placement Partners
          I is 3003 Summer Street, Stamford,
          Connecticut 06904. The address of the
          principal office of General Electric Company is 3135 Easton Turnpike, Fairfield,
          Connecticut 06431.

Item 2(c) Citizenship:
          General Electric Pension Trust - New York
          GE Investment Private Placement Partner I - Delaware
          General Electric Company - New York

Item 2(d) Title of Class of Securities:  Common Stock

Item 2(e) CUSIP Number:  G7496G 10 3
          ------------

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

          (a) [ ] Broker or Dealer registered under Section 15 of the Act

          (b) [ ] Bank as defined in section 3(a)(6) of the Act

          (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act


                               Page 5 of 12 pages

          (d) [ ] Investment Company registered under section 8 of the Investment Company Act

          (e) [ ] Investment Advisor registered under section 203 of the Investment Advisers Act of 1940

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)

          (g) [ ] Parent Holding Company, in accordance with ss.240.13d-1(b)(1)(ii)(G)

          (h) [X] Group, in accordance with ss.240.13d-1(b)(1)(ii)(H)

Item 4. Ownership.

          (See cover pages and introductory note)

Item 5. Ownership of Five Percent or Less of a Class.
        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.


Item 6. Ownership of More than Five Percent on Behalf of Another Person. Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
        Not Applicable.

Item 8. Identification and Classification of Members of the Group.
        Not Applicable.

Item 9. Notice of Dissolution of Group.
        Not Applicable.


                               Page 6 of 12 pages

Item 10. Certification.

            By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                      TRUSTEES OF GENERAL ELECTRIC PENSION
                                         TRUST


                                      By:  /s/ Alan M. Lewis
                                           -------------------------------------
                                           Alan M. Lewis, Trustee


                                      GE INVESTMENT PRIVATE PLACEMENT
                                         PARTNERS I, LIMITED PARTNERSHIP

                                      By: GE Investment Management Incorporated,
                                      its general partner

                                      By: /s/ Alan M. Lewis
                                           -------------------------------------
                                           Alan M. Lewis, Trustee
                                           Executive Vice President


                                      GENERAL ELECTRIC COMPANY


                                      By: /s/ John H. Myers
                                           -------------------------------------
                                           John H. Myers
                                           Vice President


Dated:  February 14, 1997

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                      GE INVESTMENT PRIVATE PLACEMENT
                                         PARTNERS I, LIMITED PARTNERSHIP

                                      By: GE Investment Management Incorporated,
                                      its general partner


                                      By: /s/ Alan M. Lewis
                                          --------------------------------------
                                           Alan M. Lewis
                                           Executive Vice President


Dated:  February 14, 1997

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       TRUSTEES OF GENERAL ELECTRIC PENSION
                                          TRUST


                                       By: /s/ Alan M. Lewis
                                           -------------------------------------
                                            Alan M. Lewis
                                            Trustee


Dated:  February 14, 1997

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       GENERAL ELECTRIC COMPANY



                                       By: /s/ John H. Myers
                                           -------------------------------------
                                            John H. Myers
                                            Vice President


Dated:  February 14, 1997

                                   SCHEDULE I

                             JOINT FILING AGREEMENT

            This will confirm the agreement by and between all the undersigned that the Schedule 13G on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of shares of the Common Stock of RenaissanceRe Holdings Ltd. is being filed on behalf of each of the undersigned.


                                      TRUSTEES OF GENERAL ELECTRIC PENSION
                                         TRUST


                                      By: /s/ Alan M. Lewis
                                          --------------------------------------
                                           Alan M. Lewis, Trustee


                                      GE INVESTMENT PRIVATE PLACEMENT
                                         PARTNERS I, LIMITED PARTNERSHIP

                                      By: GE Investment Management Incorporated,
                                      its general partner


                                      By: /s/ Alan M. Lewis
                                          --------------------------------------
                                           Alan M. Lewis
                                           Executive Vice President


                                      GENERAL ELECTRIC COMPANY


                                      By: /s/ John H. Myers
                                          --------------------------------------
                                           John H. Myers
                                           Vice President


Dated:  February 14, 1997

                                   SCHEDULE II

                                   TRUSTEES OF
                         GENERAL ELECTRIC PENSION TRUST

                        3003 Summer Street, P.O. Box 7900
                           Stamford, Connecticut 06904



           The names of the Trustees of General Electric Pension Trust are as follows:

                                EUGENE K. BOLTON

                               MICHAEL J. COSGROVE

                                 RALPH R. LAYMAN

                                  ALAN M. LEWIS

                              ROBERT A. MACDOUGALL

                                  JOHN H. MYERS

                                 DONALD W. TOREY